UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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HOME PROPERTIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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On June 22, 2015, in connection with the announcement of the transaction among Home Properties, Inc. (the “Company”), affiliates of Lone Star Real Estate Fund IV (U.S.), L.P. (“Lone Star”) and UDR, Inc., employees of the Company were provided the following letters from the Company and Lone Star and the following Employee FAQ.

June 22, 2015

Dear Home Properties Employees,

Today, we announced that Home Properties has entered into an agreement to be acquired by an affiliate of Lone Star Funds, a global private equity firm. Through this transaction, Home Properties will transition from being a public REIT to a private company. We believe this transaction provides our stockholders with compelling value for their investment and will secure a strong future for the Company and for you, our valued employees. This is a win-win transaction that provides a unique opportunity to leverage our momentum with the support of a strong, global partner, while continuing to focus on all the things that make Home Properties a great company. Attached is a copy of the press release we issued today.

As you might expect, there are many steps that need to be taken and decisions to be finalized before this transaction closes. Subject to customary closing conditions, we expect to complete the transaction during the fourth quarter of 2015. Until it closes, we will continue to be a publicly traded company and it remains business as usual for all of us at Home Properties. We ask that throughout this process you remain focused on your day-to-day responsibilities and continue to provide the quality customer service we are known for.

I realize that many of you likely have questions about what this announcement means for you. Please keep in mind that we are at the early stages of this process and there is a lot of work ahead of us. Moving forward, we will do our best to keep you informed as new details and decisions are finalized. In the meantime, we have attached a set of frequently asked questions that will address some of your immediate concerns.

For those of you not familiar with Lone Star Funds, they are a leading private equity firm with offices in several cities, including New York City, Boston, Chicago, Dallas and Washington DC, and extensive experience investing in real estate. Since the establishment of its first fund in 1995, Lone Star Funds has organized fifteen private equity funds with aggregate equity capital commitments totaling approximately $60 billion. With extensive experience in the multifamily sector and single-family residential markets, Lone Star Funds has a unique understanding of and strategic insight into the industry. In the past three years, they have acquired approximately 22,000 units, including a large portfolio of 64 multi-family properties in September 2014. Given Lone Star Funds’ global network, substantial resources, experience and proven record of success in building companies for the long term, we believe this transaction is in the best interests of our employees, stockholders and residents.

Lone Star Funds’ strategy is to identify and invest in market-leading businesses with strong management teams, and then work closely with the management team to dedicate substantial resources towards enhancing and maintaining growth. Lone Star Funds is a disciplined, long-term investor and we believe they understand and appreciate our core differentiating strategy of acquiring and redeveloping mature apartment communities to generate value.

We are excited about this transaction as it recognizes the value of our business and the progress we have made in executing our strategy. We are confident that as a private company, we will be well-equipped to capitalize on opportunities in an improving economy.

Lone Star Funds has great respect for our company, recognizes the value of our employees and shares our confidence in the future of Home Properties. They share our belief that rental housing demands will continue to strengthen and grow, reinforcing our shared commitment to the sector. We expect this transaction will offer our employees the opportunity to be part of an experienced, robust organization with the resources and expertise required to be an industry leader.

It is likely that today’s news may generate increased interest from members of the media and other third parties. As always, it is important for us to communicate a consistent message. If you receive any external inquiries, please refer them to Shelly Doran at (585) 295-4227 or shellydo@homeproperties.com.

Our success has been made possible by your efforts, and this transaction and the value it will deliver to stockholders is a testament to your hard work.

On behalf of the Board and management team, thank you for your dedication that has been - and will continue to be - the key to our success.

Sincerely,

Ed Pettinella

President and Chief Executive Officer

[End of Company Letter]

June 22, 2015

Dear Home Properties Employees:

On behalf of Lone Star Funds, I wanted to reach out to express our excitement about today’s announcement and to tell you a little bit more about ourselves.

Lone Star Funds is a leading global private equity firm with offices in several cities, including New York City, Boston, Chicago, Dallas and Washington DC that works collaboratively with companies to optimize their financial and operational performance. For more information on Lone Star Funds, please visit our website at www.lonestarfunds.com.

We have a successful history of partnering with companies across a wide range of industries and are proud to be making this investment in Home Properties. We have a strong track record of successfully completing large and complex transactions as well as deep financial resources, and are committed to the rental housing sector. In fact, real estate – including both residential and residential multifamily – is an area where our firm has extensive experience. It’s that familiarity with the marketplace and our confidence in the strong underlying fundamentals of the sector that attracted Lone Star Funds to Home Properties in the first place.

Home Properties is an outstanding business with a proven and more than 20-year track record of creating value in multifamily rental housing. As we have come to know the business, we have been impressed with Home Properties’ operations and talented employees. With this partnership, we will work closely with Home Properties’ dedicated management team and expand Lone Star Funds’ rapidly growing multi-family platform.

When we make an investment in a business like Home Properties, our goal is to build, strengthen and position the Company to thrive over the long term. As a financial sponsor and partner, we work diligently to ensure we have the right team, assets and resources in place to achieve our goals.

We are very proud to be making this investment and are excited about the opportunities ahead for all of us. We look forward to welcoming you into the Lone Star Funds family and meeting many of you over the coming months.

On behalf of everyone at Lone Star Funds,

Hugh J. Ward III

Co-Head of Real Estate Investments

[End of Lone Star Letter]

Employee FAQ

1.              What was announced today?

•                  Home Properties announced that it has entered into an agreement to be acquired by an affiliate of Lone Star Funds, a global private equity firm.

•                  This is a win-win for all our stakeholders, providing a unique opportunity to leverage our momentum with the support of a strong, global partner while continuing to focus on all the things that make Home Properties a great company.

•                  We believe this transaction provides our equityholders with compelling value for their investment and will secure a strong future for the Company.

•                  Through this transaction, which we believe is the beginning of an exciting chapter of our company’s history, Home Properties will transition from being a public REIT to a private company.

2.              Who is Lone Star Funds? What is Lone Star Funds’ strategy?

•                  Lone Star Funds is a leading private equity firm with offices in several cities, including New York City, Boston, Chicago, Dallas and Washington DC, and extensive experience investing in real estate.

•                  Since the establishment of its first fund in 1995, Lone Star Funds has organized fifteen private equity funds with aggregate capital commitments totaling approximately $60 billion.

•                  Lone Star Funds’ strategy is to identify and invest in market-leading businesses with strong management teams, and then work closely with the management team to dedicate substantial resources toward enhancing and maintaining growth.

•                  With extensive experience in the multifamily sector and single-family residential markets, Lone Star Funds has a unique understanding of and strategic insight into the industry.

•                  With the U.S. homeownership rate at its lowest level since 1990, Lone Star Funds believes multifamily assets will continue to outperform.

•                  Lone Star Funds is a disciplined, long-term investor and understands and appreciates our core differentiating strategy of acquiring and redeveloping mature apartment communities to generate value.

•                  Importantly, Lone Star Funds has great respect for our company, recognizes the value of our employees and shares our confidence in the future of Home Properties.

•                  For more information on Lone Star Funds, please visit the firm’s website at www.lonestarfunds.com.

3.              What is the advantage of being taken private by Lone Star Funds?

•                  Lone Star Funds is a disciplined, long-term investor and understands and appreciates our core differentiating strategy of acquiring and redeveloping mature apartment communities to generate value.

•                  With extensive experience in the multifamily sector and single-family residential markets, Lone Star Funds has a unique understanding of and strategic insight into the industry.

•                  Given Lone Star Funds’ global network, substantial resources, extensive experience and proven record of success in building companies for the long term, we believe this transaction is in the best interests of our stakeholders and residents.

•                  Under private ownership, we will be well-equipped to capitalize on opportunities in an improving economy.

•                  Lone Star Funds shares our belief that rental housing demands will continue to strengthen and grow, reinforcing our shared commitment to the sector.

•                  This transaction also marks Lone Star Funds’ second large, recent apartment purchase following the 2014 acquisition of a 64 property, 20,439 unit portfolio, which is highly complementary to Home Properties’ own portfolio.

•                  Through extensive experience and most recently a 2014 portfolio acquisition, among others, Lone Star Funds has come to know the industry very well and has gained significant experience executing on redevelopment strategies similar to Home Properties’ repositioning strategy.

•                  We expect this transaction will offer Home Properties employees the opportunity to be part of an experienced, robust organization with the resources and expertise required to continue to be an industry leader.

4.              Can you help me understand what going private means for me and the Company?

•                  Through this transaction, Home Properties will transition from being a publicly traded REIT to a privately owned company.

•                  As a private company, we believe we will have additional flexibility to capitalize on opportunities in an improving economy.

•                  In general, becoming a privately owned company should have little effect on our day-to-day responsibilities or how we conduct business.

•                  We expect this transaction will offer Home Properties employees the opportunity to be part of an experienced, robust organization with the resources and expertise required to continue acquiring, repositioning, managing and owning market-rate apartment communities.

•                  Upon the closing of the transaction, which we expect will occur during the fourth quarter of 2015, shares of Home Properties will cease to trade on the New York Stock Exchange and Home Properties stockholders will receive $75.23 per share in cash.

5.              How does this affect my stock options and restricted stock awards?

•                  Upon the close of the transaction, Home Properties stockholders will receive $75.23 in cash for each share of Home Properties they own.

•                  Details on the exercise of stock options and treatment of restricted stock awards will be communicated ahead of the closing date.

6.              When do you expect the transaction to close?

•                  We expect the transaction to be completed during the fourth quarter of 2015, subject to approval by Home Properties stockholders and unitholders as well as certain closing conditions.

•                  We ask that throughout this process you remain focused on your day-to-day responsibilities and continue to provide the quality customer service Home Properties is known for.

7.              Why did the Board decide to enter into this agreement to be acquired?

•                  Our Board of Directors, with the assistance of independent advisors, unanimously concluded that the sale of Home Properties to Lone Star Funds is in the best interest of Home Properties equityholders.

•                  We are confident that with Lone Star Funds’ partnership, we can accelerate redevelopment and growth opportunities while continuing to provide high-quality properties and services.

•                  We believe this transaction will secure a strong future for the Company and are excited about the opportunities ahead.

8.              What is Lone Star Funds’ plan for Home Properties?

•                  Lone Star Funds understands and appreciates our core differentiating strategy of acquiring and redeveloping mature apartment communities to generate value.

•                  Lone Star Funds shares our belief that rental housing demands will continue to strengthen and grow, reinforcing our shared commitment to the sector.

•                  Importantly, Lone Star Funds has great respect for our company, recognizes the value of our employees and shares our confidence in the future of Home Properties.

•                  It is very early in the process and there are many important decisions that will be made in the coming months. Moving forward we will do our best to keep you informed as information is available and decisions are finalized.

9.              Will this announcement with Lone Star Funds impact current salaries and benefits for Home Properties employees? Will my 401k or healthcare benefits change?

•                  We do not expect employees will see a material change in compensation or benefits as a result of the announcement.

•                  Moving forward, we will do our best to keep you informed as new details and decisions are finalized.

10.       Should we expect layoffs or other employment status changes? When will we know?

•                  Ultimately, we believe this transaction will provide new opportunities for career growth and advancement as Home Properties employees will have the opportunity to be part of an experienced, robust organization with the expertise that is required to sustain success.

•                  Lone Star Funds has great respect for our company, recognizes the value of our employees and shares our confidence in the future of Home Properties.

•                  Information regarding employment will be communicated as it becomes available.

11.       How does this affect our residents?

•                  While this transaction will bring about a change in ownership, it will not bring about a change in the quality of our services.

•                  Lone Star Funds supports our ongoing commitment to providing quality customer service every step of the way.

12.       When will I receive additional information on the transaction and from whom?

•                  Moving forward, we will do our best to keep you informed as new details and decisions are finalized.

•                  If you have additional questions or concerns please reach out to your manager.

13.       Will the Home Properties headquarters remain in the same location?

•                  While we are at the early stages of this process and there is a lot of work ahead of us, for the foreseeable future this transaction does not impact the current location of our business.

14.       What should I say if contacted by people outside of the Company?

•                  It is likely that today’s news may generate increased interest from members of the media and other third parties.

•                  As always, it is important for Home Properties to continue to communicate a consistent message. If you receive any external inquiries, please refer them to Shelly Doran at (585) 295-4227 or shellydo@homeproperties.com.

15.       If I have further questions about the announcement, who should I ask?

•                  If you have additional questions or concerns please reach out to your manager.

[End of Employee FAQ]

Additional Information about the Proposed Transactions and Where to Find It

In connection with the proposed transactions, Home Properties, Inc. (the “Company”) expects to file with the SEC a proxy statement, which proxy statement will be mailed or otherwise disseminated to the Company’s stockholders when it becomes available. The Company also plans to file other relevant documents with the SEC regarding the proposed transactions. INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the proxy statement (if and when it becomes available) and other relevant documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed by the Company will be available free of charge on its website at www.homeproperties.com, or by directing a written request to Home Properties, Inc. at 850 Clinton Square, Rochester, New York 14604, Attention: Investor Relations.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transactions. You can find information about the Company’s directors and executive officers in the Company’s definitive proxy statement filed with the SEC on March 27, 2015 in connection with its 2015 annual meeting of stockholders. Additional information regarding the interests of such potential participants will be included in the proxy statement and other relevant documents filed with the SEC if and when they become available. You may obtain free copies of these documents from the Company using the sources indicated above.